Exhibit 99.1

New York Community Bancorp, Inc. Reports First Quarter 2021 Diluted EPS Of $0.29 Driven By Ongoing NIM Expansion, Good Loan Growth, Lower Operating Expenses, Strong Deposit Growth, And Strong Asset Quality Trends

THE COMPANY ALSO ANNOUNCED TODAY IN A SEPARATE RELEASE THAT IT HAS ENTERED INTO A DEFINITIVE MERGER AGREEMENT TO ACQUIRE FLAGSTAR BANCORP, INC. IN AN ALL STOCK MERGER THAT IS EXPECTED TO ACCELERATE ITS TRANSFORMATION STRATEGY THROUGH GEOGRAPHIC AND PRODUCT DIVERSIFICATION

TRANSACTION EXPECTED TO BE IMMEDIATELY ACCRETIVE TO 2022 ESTIMATED EPS AND TANGIBLE BOOK VALUE PER SHARE

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., April 26, 2021 /PRNewswire/ --

First Quarter 2021 Summary

•	Substantial Increase in Year-over-Year Earnings and Operating Performance:
	-	Diluted EPS of $0.29 increased 45%.
	-	Net income available to common shareholders was $137.4 million, up 49% or $45.3 million.
	-	Pre-provision net revenue totaled $199.7 million, an increase of $63.8 million or 47%. (1)
	-	The provision for credit losses for the current first quarter declined $17.0 million or 83% to $3.6 million.
	-	The first quarter efficiency ratio continues to improve, declining to 39.87%.
	-	Return on average assets was 1.03% compared to 0.75% and return on average common stockholders' equity was 8.63% compared to 5.95%.
	-	Return on average tangible assets was 1.08% compared to 0.79%, while return on average tangible common stockholders' equity was 13.93% compared to 9.80%.
•	Net Interest Margin/Income:
	-	The net interest margin was 2.48%, up one bp on a sequential basis, but up 47 bp compared to the first quarter of last year.
-

The first quarter net interest margin was slightly impacted by excess liquidity as total deposits increased $1.8 billion compared to year-end
2020, resulting in a significant increase in our cash and securities balances.

-

Prepayment income totaled $19.7 million and added 15 bp to the NIM.  Excluding the impact from prepayments, the NIM on a non-GAAP basis would have been 2.33%, up three bp compared to 2.30% compared to the previous quarter.

	-	Net interest income for the first quarter totaled $317.7 million, up 30% compared to the year-ago quarter.
•	Balance Sheet:
	-	Total loans held for investment rose $241.5 million or 2% annualized to $43.1 billion compared to December 31, 2020.
	-	Multi-family loans totaled $32.2 billion, relatively unchanged compared to year-end 2020.
	-	Specialty finance loans and leases continued to grow, increasing $136.1 million during the first quarter to $3.2 billion, up 18% annualized compared to December 31, 2020.
	-	The commercial real estate portfolio reversed several quarters of decline, increasing $191.5 million to $7.0 billion or 11% annualized compared to the previous quarter.
-

We had strong deposit growth this quarter as total deposits increased $1.8 billion or 22% annualized to $34.2 billion compared to December
31, 2020.  Most of this growth occurred in the non-interest bearing checking account category, while CD balances continued to decline.

-

The Company is currently working with its technology partners to bring in additional low-cost deposits, related to the Economic Impact
Payments associated with the federal stimulus plans. At quarter-end, these deposits totaled $1.6 billion.

•	Asset Quality:
	-	At March 31, 2021, 100% or $6.1 billion of our full-payment loan deferrals returned to payment status.
-

Non-performing assets, excluding non-performing taxi medallion-related assets, were $26.5 million or 0.05% of total assets compared to $21.0 million or 0.04% of total assets during the previous quarter.

	-	The ACL increased $3.7 million to $197.8 million at March 31, 2021 compared to December 31, 2020 and represents 596.05% of total non- performing loans and 0.46% of total loans at quarter end.
•	Capital Position at March 31, 2021:
	-	Common Equity Tier 1 Capital Ratio was 9.84%.
	-	Tier 1 Risk-Based Capital Ratio was 11.07%.
	-	Total Risk-Based Capital Ratio was 13.09%.
	-	Leverage Capital Ratio was 8.41%.

(1)

Pre-provision net revenue is a non-GAAP measure, but we believe it is relevant to understanding the Company's financial results in light of the implementation of CECL and the economic impact of COVID-19.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended March 31, 2021 of $145.6 million, up 45% compared to the $100.3 million we reported for the three months ended March 31, 2020. Net income available to common shareholders for the first quarter of 2021 totaled $137.4 million, up 49% compared to the $92.1 million we reported for the three months ended March 31, 2020. On a per share basis, the Company reported diluted EPS of $0.29 for the first quarter of 2021, up 45% compared to the $0.20 we reported for the first quarter of last year.

Commenting on the Company's performance, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi stated: "I am pleased with the Company's strong start to the year, but I am even more pleased about the announcement of our merger with Flagstar Bancorp. This partnership brings multiple benefits to our organization. It is expected to be immediately accretive to both our EPS and tangible book value per share, and accelerates our transformation to a commercial banking model. It provides us with geographic diversification as we will enter new markets in the Midwest and California, diversifies our loan portfolio, increases our core deposits, greatly improves our funding mix and interest rate risk positioning, and it adds a top ten mortgage banking company to our model. In addition, we both see significant opportunities to provide our customers with a full suite of consumer and commercial banking products and services. It also adds significant management expertise, especially in those areas that are key for us as we transition to a commercial bank. This is a tremendous alliance for each of our companies and I am excited to work with Flagstar's management team and board as we come together and build a bank for the future.

"Turning to our quarterly performance, first quarter results were definitely a good start to the year. With additional fiscal stimulus and the rollout of a COVID-19 vaccine, we are starting to see green shoots in the New York City region. Our first quarter was characterized by double-digit net income and EPS growth, strong growth in pre-provision net revenue, continued NIM expansion, good loan growth, lower operating expenses, and strong asset quality.

"One of the major positives during the first quarter was the strong growth in our deposits. During the quarter, we started working with our technology partners to bring in additional low-cost deposits. The first step of this new relationship was to take in deposits related to the federal stimulus programs. These deposits totaled $1.6 billion at quarter-end. Accordingly, this led to strong annualized growth in our deposits as they increased $1.8 billion to $34.2 billion.

"Our net interest margin also continued to improve and excluding the impact from prepayments, expanded to 2.33%, up three basis points sequentially and 41 basis points on a year-over-year basis.

"On the lending side, our overall loan portfolio increased $242 million to $43.1 billion, up 2% annualized compared to the balance at year-end 2020. The majority of this increase came from our specialty finance portfolio, which increased 18% annualized compared to year-end and a rebound in the commercial real estate portfolio, which increased nearly $200 million or 11% annualized compared to year-end, while the multi-family portfolio was relatively unchanged.

"Lastly, our asset quality metrics remain very strong as non-performing assets declined while still adding to our reserve and all of the loans on full-payment deferrals have now returned to payment status."

DIVIDEND DECLARATION

The Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $11.99 as of April 23, 2021, this represents an annualized dividend yield of 5.7%. The dividend is payable on May 18, 2021 to common shareholders of record as of May 7, 2021.

BALANCE SHEET SUMMARY

At March 31, 2021, total assets were $57.7 billion, up $1.4 billion or 10% on an annualized basis compared to December 31, 2020. The growth was driven by several factors including strong double-digit growth in total deposits, which drove the significant increase in the levels of cash and cash equivalents, an increase in the securities portfolio, and modest growth in total loans and leases held for investment.

Total loans and leases held for investment rose $241.5 million to $43.1 billion or 2% annualized compared to December 31, 2020. The growth during the current quarter was driven by the specialty finance portfolio and by a rebound in the commercial real estate ("CRE") portfolio, while multi-family loans declined modestly.

Given the strong deposit growth during the quarter, the level of cash balances increased $775.0 million to $2.7 billion compared to the previous quarter. Total securities consisting primarily of available-for-sale securities also rose as the Company continued to buy securities as long-term interest rates increased during the first quarter and the yield curve steepened. Total securities grew $348.8 million to $6.2 billion, or 24% annualized on a linked-quarter basis.

At March 31, 2021, total deposits increased $1.8 billion or 22% annualized to $34.2 billion compared to December 31, 2020 largely due to the aforementioned relationship. In addition to the growth in non-interest bearing checking accounts, we also grew savings accounts $628.0 million to $7.0 billion, up 39% annualized compared to the previous quarter, while at the same time, CD balances continued to decline.

Looking ahead, as of March 31, 2021, the Company has approximately $10.5 billion in CDs which are scheduled to mature over the next four quarters with a weighted average interest rate of 0.57%. Of this amount, approximately $5.0 billion with a weighted average interest rate of 0.70% are scheduled to mature during the second quarter of 2021.

Total borrowed funds as of March 31, 2021 decreased $324.8 million or 8% annualized to $15.8 billion compared to December 31, 2020. At March 31, 2021, the Company had approximately $973 million of FHLB-NY advances maturing over the next four quarters at a weighted average cost of 1.68%.

Loans

At March 31, 2021, the multi-family portfolio was relatively unchanged, declining a modest $40.9 million to $32.2 billion compared to December 31, 2020, but increased $924.7 million or 3% on a year-over-year basis.

The specialty finance portfolio continued its pace of growth, increasing $136.1 million or 18% annualized to $3.2 billion compared to year-end 2020 and was up $160.3 million or 5% compared to the year-ago quarter.

The CRE portfolio rebounded during the current quarter, increasing $191.5 million or 11% annualized compared to December 31, 2020, but was flat compared to the year-ago quarter.

Additionally, at March 31, 2021, the Company had $141.4 million of loans held for sale, up $24.3 million compared to December 31, 2020. The majority of these loans for both periods are part of the Paycheck Protection Program (the "PPP"). At March 31, 2020, the Company did not have any loans designated as held for sale.

During the current first quarter, the average size of our multi-family loans was $6.6 million, unchanged from the previous quarter, and the average size of our CRE loans was $7.0 million, up from $6.7 million from the previous quarter.

The weighted average life of the multi-family loan portfolio for the current first quarter was 2.4 years compared to 2.3 years for the prior quarter, while for the CRE portfolio it was 2.4 years, unchanged compared to the previous quarter.

Originations

For the three months ended March 31, 2021, loans and leases originated for investment totaled $2.5 billion, exceeding the fourth quarter pipeline by $1.0 billion. Overall, origination volumes declined 34% compared to the fourth quarter, due to normal seasonality and 7% compared to the first quarter of 2020.

Pipeline
The current pipeline stands at $1.7 billion with 69% of this amount representing new money. The current pipeline includes $1.3 billion in multi-family loans, $34 million in CRE loans, $202 million in specialty finance loans and leases, and $103 million in commercial and industrial ("C&I") loans.

Asset Quality

Loan Deferral Update
As of March 31, 2021, 100% or $6.1 billion of our full-payment loan deferrals have returned to payment status. Additionally, approximately $2.5 billion or 6% of total loans have been modified and are currently paying interest-only and escrow. The majority of these loans are scheduled to come off of their deferral period during the second quarter of the year. At this point, we expect the majority of these loans to return to full-payment status once they come off of their deferral period.

Non-Performing Assets
The Company's asset quality continued to be solid during the current first quarter, reflecting the underlying strength of our loan portfolio. Non-performing assets ("NPAs") at March 31, 2021 totaled $41.3 million down 10% compared to $46.1 million at December 31, 2020. This represents seven basis points of total assets as compared to eight basis points in the previous quarter.

Total non-performing loans at March 31, 2021 declined 12% to $33.2 million compared to December 31, 2020. This decline was driven primarily by a decline in other non-accrual loans, which consist largely of taxi medallion-related non-accrual loans. Total repossessed assets of $8.2 million were relatively unchanged compared to the previous quarter.

Non-performing taxi medallion-related assets at March 31, 2021 were $14.9 million, down $10.2 million or 41% compared to December 31, 2020. Excluding the impact from non-performing taxi-related assets, first quarter NPAs on a non-GAAP basis would have been $26.5 million or five basis points of total assets compared to $21.0 million or four basis points of total assets in the previous quarter.

As of March 31, 2021, our remaining taxi medallion-related exposure was $16.6 million compared to $25.2 million in the previous quarter.

Allowance for Loan and Lease Losses
At March 31, 2021, the allowance for credit losses ("ACL") totaled $197.8 million, up $3.7 million compared to December 31, 2020. At this date, the ACL represented 596.05% of non-performing loans and 0.46% of total loans.

(in thousands)	Loans and Leases	Unfunded Commitments
Allowance for credit losses at December 31, 2020	$ 194,043	$ 11,939
2021 provision for credit losses	3,198	371
2021 net recoveries	517	-
Allowance for credit losses at March 31, 2021	$ 197,758	$ 12,310

CAPITAL POSITION

The Company's capital position remains strong at both the holding company level and at the Bank level, as all of our regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification.

The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	March 31,	December 31,	March 31,
	2021	2020	2020
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.84%	9.72%	9.81%
Tier 1 risk-based capital ratio	11.07	10.95	11.10
Total risk-based capital ratio	13.09	12.97	13.16
Leverage capital ratio	8.41	8.52	8.47
New York Community Bank
Common equity tier 1 ratio	12.31%	12.18%	12.38%
Tier 1 risk-based capital ratio	12.31	12.18	12.38
Total risk-based capital ratio	12.77	12.62	12.79
Leverage capital ratio	9.35	9.48	9.45

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2021

Net Interest Income

Net interest income for the three months ended March 31, 2021 rose $73.2 million or 30% to $317.7 million on a year-over-year basis. This improvement was driven by a 46% or $91.1 million decrease in interest expense compared to the three months ended March 31, 2020. Interest expense for the three months ended March 31, 2021 totaled $105.4 million compared to $196.6 million for the three months ended March 31, 2020.

This decline was the result of a substantial decrease in interest expense related to CDs, which dropped to $18.5 million during the current quarter compared to $79.6 million in the year-ago quarter.

Prepayment income for the three months ended March 31, 2021 totaled $19.7 million, up 87% compared to the three months ended March 31, 2020. Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $298.0 million, up $64.1 million or 27% compared to the year-ago quarter.

				March 31, 2021
	For the Three Months Ended			compared to

	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020

(in thousands)

Total interest income	$ 423,108	$ 425,827	$ 441,042	-1%	-4%
Total interest expense	105,449	117,910	196,575	-11%	-46%
Net interest income	$ 317,659	$ 307,917	$ 244,467	3%	30%
Less:
Total prepayment income	19,670	20,867	10,537	-6%	87%
Net interest income excluding prepayment income	$ 297,989	$ 287,050	$ 233,930	4%	27%

Net Interest Margin

Our net interest margin ("NIM") continued to expand in line with expectations. For the three months ended March 31, 2021, the NIM rose to 2.48%, up one basis point on a linked-quarter basis and up 47 basis points on a year-over-year basis. As in past quarters, the NIM improvement was driven by lower funding costs. Our overall cost of funds declined 88 basis points on a year-over-year basis and 12 basis points on a linked-quarter basis to 0.94%.

During the current first quarter, our average cost of deposits decreased to 0.46%, down 15 basis points compared to the previous quarter and down 116 basis points compared to the year-ago quarter. Our deposit costs this quarter are at the lowest level since the last easing cycle seven years ago when they bottomed at 0.58%. Given current pricing trends and market interest rates, we expect that our deposit costs will continue to decline.

Prepayment income contributed 15 basis points to the current quarter's NIM, down two basis points compared to the previous quarter but up six basis points compared to the year-ago quarter.

Excluding the impact from prepayment income, our first quarter NIM, on a non-GAAP basis, would have been 2.33%, up three basis points compared to the previous quarter and up 41 basis points compared to the year-ago quarter.

Provision for Credit Losses

For the three months ended March 31, 2021, the Company recorded a provision for credit losses of $3.6 million compared to $11.0 million for the three months ended December 31, 2020 and $20.6 million for the three months ended March 31, 2020.

For the three months ended March 31, 2021, the Company recorded net recoveries of $517,000 compared to net charge-offs of $5.7 million for the three months ended December 31, 2020 and $10.2 million for the three months ended March 31, 2020.

Pre-Provision Net Revenue ("PPNR") (1)

The tables below details the Company's PPNR for the periods noted.

For the three months ended March 31, 2021, PPNR rose $10.3 million or 5% to $199.7 million compared to the three months ended December 31, 2020 and $63.8 million or 47% compared to the three months ended March 31, 2020.

				March 31, 2021
	For the Three Months Ended			compared to

	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020

(in thousands)

Net interest income	$ 317,659	$ 307,917	$ 244,467	3%	30%
Non-interest income	14,407	15,033	16,899	-4%	-15%
Total revenues	$ 332,066	$ 322,950	$ 261,366	3%	27%
Total non-interest expense	132,401	133,568	125,522	-1%	5%
Pre-provision net revenue (PPNR)	199,665	189,382	135,844	5%	47%
Provision for credit losses	3,569	11,036	20,601	-68%	-83%
Income before taxes	$ 196,096	$ 178,346	$ 115,243	10%	70%
Income tax expense (benefit)	50,500	(11,318)	14,915	-546%	239%
Net Income	$ 145,596	$ 189,664	$ 100,328	-23%	45%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 137,389	$ 181,457	$ 92,121	-24%	49%

Non-Interest Income

For the three months ended March 31, 2021, total non-interest income was $14.4 million, down slightly compared to the $15.0 million in the previous quarter and $16.9 million in the year-ago first quarter. The current first quarter includes a net loss on securities of $483,000 compared to net gains of $128,000 and $534,000 for the previous quarter and year-ago first quarter, respectively.

Non-Interest Expense

For the three months ended March 31, 2021, non-interest expenses totaled $132.4 million, down 1% compared to the previous quarter, but up 5% compared to the year-ago first quarter. On a linked-quarter basis, compensation and benefits expense increased 8% to $78.0 million, offset by a 14% decrease in general and administrative expense. This decrease was primarily due to a decrease in professional fees and a recovery on previously written down repossessed taxi medallions.

The efficiency ratio dropped below 40% during the three months ended March 31, 2021 to 39.87% compared to 41.36% in the fourth quarter of 2020 and to 48.03% in the first quarter of 2020.

Income Taxes

For the three months ended March 31, 2021, the Company recorded income tax expense of $50.5 million, largely driven by higher pre-tax income, and reflects an effective tax rate of 25.75%. Income taxes and the effective tax rate in both the previous quarter and in the year-ago quarter were favorably impacted by certain provisions under the CARES Act.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At March 31, 2021, the Company reported assets of $57.7 billion, loans of $43.1 billion, deposits of $34.2 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company and Flagstar to terminate the definitive merger agreement among the Company, 615 Corp., and Flagstar; the outcome of any legal proceedings that may be instituted against the Company or Flagstar; the possibility that the proposed transaction with Flagstar will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of the Company and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both of the Company and Flagstar to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the of the Company' and Flagstar' ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company and Flagstar may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar's operations and those of the Company; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the Company's and Flagstar's success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by The Company's issuance of additional shares of its capital stock in connection with the proposed transaction; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10–K for the year ended December 31, 2020 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the proposed transaction by the Company and Flagstar. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4 to register the shares of the Company's capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of the Company and a joint proxy statement of the Company and Flagstar, which will be sent to the stockholders of the Company and shareholders of Flagstar seeking certain approvals related to the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF NEW YORK COMMUNITY AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW YORK COMMUNITY, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about New York Community and Flagstar, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by New York Community can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone: (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

The Company, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding the Company's NYCB's directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar's directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,
	2021	2020
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 2,722,915	$ 1,947,931
Securities:
Available-for-sale	6,177,905	5,813,333
Equity investments with readily
determinable fair values, at fair value	15,801	31,576
Total securities	6,193,706	5,844,909
Loans held for sale	141,435	117,136
Mortgage loans held for investment:
Multi-family	32,220,176	32,261,123
Commercial real estate	7,030,532	6,839,075
One-to-four family	208,369	236,267
Acquisition, development, and construction	115,895	89,721
Total mortgage loans held for investment	39,574,972	39,426,186
Other loans and leases held for investment:
Specialty Finance	3,192,586	3,056,463
Commercial and industrial	351,969	394,404
Other loans	5,612	6,545
Total other loans and leases held for investment	3,550,167	3,457,412
Total loans and leases held for investment	43,125,139	42,883,598
Less: Allowance for credit losses on loans and leases	(197,758)	(194,043)
Total loans and leases held for investment and held for sale, net	43,068,816	42,806,691
Federal Home Loan Bank stock, at cost	698,984	714,005
Premises and equipment, net	282,407	287,447
Operating lease right-of-use assets	262,196	266,864
Goodwill	2,426,379	2,426,379
Other assets	2,001,489	2,011,894
Total assets	$ 57,656,892	$ 56,306,120
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 12,665,002	$ 12,610,073
Savings accounts	7,043,602	6,415,608
Certificates of deposit	9,614,298	10,330,680
Non-interest-bearing accounts	4,874,234	3,080,452
Total deposits	34,197,136	32,436,813
Borrowed funds:
Wholesale borrowings	15,102,661	15,427,661
Junior subordinated debentures	360,362	360,259
Subordinated notes	295,764	295,624
Total borrowed funds	15,758,787	16,083,544
Operating lease liabilities	262,169	266,846
Other liabilities	642,360	677,273
Total liabilities	50,860,452	49,464,476
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070
shares issued; and 465,074,384 and 463,901,808 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,103,251	6,122,690
Retained earnings	552,566	494,229
Treasury stock, at cost (25,364,686 and 26,537,262 shares, respectively)	(245,005)	(257,541)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(41,809)	66,880
Pension and post-retirement obligations, net of tax	(54,855)	(59,345)
Net unrealized loss on cash flow hedges, net of tax	(25,452)	(33,013)
Total accumulated other comprehensive loss, net of tax	(122,116)	(25,478)
Total shareholders' equity	6,796,440	6,841,644
Total liabilities and shareholders' equity	$ 57,656,892	$ 56,306,120

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 383,430	$ 388,082	$ 391,911
Securities and money market investments	39,678	37,745	49,131
Total interest income	423,108	425,827	441,042

Interest Expense:
Interest-bearing checking and money market accounts	8,652	8,988	28,564
Savings accounts	6,255	6,915	8,934
Certificates of deposit	18,471	28,143	79,555
Borrowed funds	72,071	73,864	79,522
Total interest expense	105,449	117,910	196,575
Net interest income	317,659	307,917	244,467
Provision for credit losses	3,569	11,036	20,601
Net interest income after provision for credit losses	314,090	296,881	223,866

Non-Interest Income:
Fee income	5,539	6,045	7,018
Bank-owned life insurance	6,890	7,292	7,389
Net (losses) gains on securities	(483)	128	534
Other income	2,461	1,568	1,958
Total non-interest income	14,407	15,033	16,899

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,026	72,576	79,451
Occupancy and equipment	21,481	22,876	17,875
General and administrative	32,894	38,116	28,196
Total non-interest expense	132,401	133,568	125,522
Income before income taxes	196,096	178,346	115,243
Income tax (benefit) expense	50,500	(11,318)	14,915
Net Income	145,596	189,664	100,328
Preferred stock dividends	8,207	8,207	8,207
Net income available to common shareholders	$ 137,389	$ 181,457	$ 92,121

Basic earnings per common share	$ 0.29	$ 0.39	$ 0.20
Diluted earnings per common share	$ 0.29	$ 0.39	$ 0.20

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

		Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020
Total Shareholders' Equity	$ 6,796,440	$ 6,841,644	$ 6,637,385
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)
Tangible common shareholders' equity	$ 3,867,221	$ 3,912,425	$ 3,708,166

Total Assets	$ 57,656,892	$ 56,306,120	$ 54,261,093
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Tangible assets	$ 55,230,513	$ 53,879,741	$ 51,834,714

Average Common Shareholders' Equity	$ 6,370,579	$ 6,258,720	$ 6,188,032
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Average tangible common shareholders' equity	$ 3,944,200	$ 3,832,341	$ 3,761,653

Average Assets	$ 56,305,692	$ 54,959,914	$ 53,408,504
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Average tangible assets	$ 53,879,313	$ 52,533,535	$ 50,982,125

Net Income Available to Common Shareholders	$ 137,389	$ 181,457	$ 92,121

GAAP MEASURES:
Return on average assets (1)	1.03%	1.38%	0.75%
Return on average common shareholders' equity (2)	8.63	11.60	5.95
Book value per common share	$ 13.53	$ 13.66	$ 13.15
Common shareholders' equity to total assets	10.92	11.26	11.31

NON-GAAP MEASURES:
Return on average tangible assets (1)	1.08%	1.44%	0.79%
Return on average tangible common shareholders' equity (2)	13.93	18.94	9.80
Tangible book value per common share	$ 8.32	$ 8.43	$ 7.95
Tangible common shareholders' equity to tangible assets	7.00	7.26	7.15

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	March 31, 2021				December 31, 2020				March 31, 2020
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans and leases, net	$ 42,735,708	$ 383,430	3.59%		$ 42,436,104	$ 388,082	3.66%		$ 41,511,176	$ 391,911	3.78%
Securities	6,516,568	38,430	2.36		5,847,981	37,082	2.54		6,347,320	47,276	2.98
Interest-earning cash and cash equivalents	1,835,268	1,248	0.28		1,682,947	663	0.16		662,899	1,855	1.13
Total interest-earning assets	51,087,544	423,108	3.32		49,967,032	425,827	3.41		48,521,395	441,042	3.64
Non-interest-earning assets	5,218,148				4,992,882				4,887,109
Total assets	$ 56,305,692				$ 54,959,914				$ 53,408,504
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 12,626,151	$ 8,652	0.28%		$ 12,004,197	$ 8,988	0.30%		$ 10,070,100	$ 28,564	1.14%
Savings accounts	6,713,051	6,255	0.38		6,145,526	6,915	0.45		4,833,600	8,934	0.74
Certificates of deposit	9,983,363	18,471	0.75		10,765,843	28,143	1.04		14,120,484	79,555	2.27
Total interest-bearing deposits	29,322,565	33,378	0.46		28,915,566	44,046	0.61		29,024,184	117,053	1.62
Borrowed funds	15,994,741	72,071	1.82		15,342,541	73,864	1.92		14,439,309	79,522	2.21
Total interest-bearing liabilities	45,317,306	105,449	0.94		44,258,107	117,910	1.06		43,463,493	196,575	1.82
Non-interest-bearing deposits	3,242,803				3,221,558				2,569,331
Other liabilities	872,164				718,689				684,808
Total liabilities	49,432,273				48,198,354				46,717,632
Stockholders' equity	6,873,419				6,761,560				6,690,872
Total liabilities and shareholders' equity	$ 56,305,692				$ 54,959,914				$ 53,408,504
Net interest income/interest rate spread		$ 317,659	2.38%			$ 307,917	2.35%			$ 244,467	1.82%
Net interest margin			2.48%				2.47%				2.01%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.13	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands except share and per share data)	2021	2020	2020
PROFITABILITY MEASURES:
Net income	$ 145,596	$ 189,664	$ 100,328
Net income available to common shareholders	137,389	181,457	92,121
Basic earnings per common share	0.29	0.39	0.20
Diluted earnings per common share	0.29	0.39	0.20
Return on average assets	1.03%	1.38%	0.75%
Return on average tangible assets (1)	1.08	1.44	0.79
Return on average common shareholders' equity	8.63	11.60	5.95
Return on average tangible common shareholders'
equity (1)	13.93	18.94	9.80
Efficiency ratio (2)	39.87	41.36	48.03
Operating expenses to average assets	0.94	0.97	0.94
Interest rate spread	2.38	2.35	1.82
Net interest margin	2.48	2.47	2.01
Effective tax rate	25.75	(6.35)	12.94
Shares used for basic common EPS computation	463,292,906	461,731,565	464,993,970
Shares used for diluted common EPS computation	463,886,937	462,592,213	465,412,644
Common shares outstanding at the respective
period-ends	465,074,384	463,901,808	466,360,703

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31,	December 31,	March 31,
	2021	2020	2020
CAPITAL MEASURES:
Book value per common share	$ 13.53	$ 13.66	$ 13.15
Tangible book value per common share (1)	8.32	8.43	7.95
Common shareholders' equity to total assets	10.92%	11.26%	11.31%
Tangible common shareholders' equity to tangible assets (1)	7.00	7.26	7.15

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION				March 31, 2021
				compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
	(unaudited)		(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 2,722,915	$ 1,947,931	$ 1,334,206	40%	104%
Securities:
Available-for-sale	6,177,905	5,813,333	5,455,245	6%	13%
Equity investments with readily
determinable fair values, at fair value	15,801	31,576	32,616	-50%	-52%
Total securities	6,193,706	5,844,909	5,487,861	6%	13%
Loans held for sale	141,435	117,136	-	21%	NM
Mortgage loans held for investment:
Multi-family	32,220,176	32,261,123	31,295,504	0%	3%
Commercial real estate	7,030,532	6,839,075	7,037,363	3%	0%
One-to-four family	208,369	236,267	352,613	-12%	-41%
Acquisition, development, and construction	115,895	89,721	130,547	29%	-11%
Total mortgage loans held for investment	39,574,972	39,426,186	38,816,027	0%	2%
Other loans and leases held for investment:
Specialty Finance	3,192,586	3,056,463	3,032,307	4%	5%
Commercial and industrial	351,969	394,404	433,883	-11%	-19%
Other loans	5,612	6,545	9,542	-14%	-41%
Total other loans and leases held for investment	3,550,167	3,457,412	3,475,732	3%	2%
Total loans and leases held for investment	43,125,139	42,883,598	42,291,759	1%	2%
Less: Allowance for credit losses on loans and leases	(197,758)	(194,043)	(162,244)	2%	22%
Total loans and leases held for investment and held for sale, net	43,068,816	42,806,691	42,129,515	1%	2%
Federal Home Loan Bank stock, at cost	698,984	714,005	663,870	-2%	5%
Premises and equipment, net	282,407	287,447	306,657	-2%	-8%
Operating lease right-of-use assets	262,196	266,864	281,873	-2%	-7%
Goodwill	2,426,379	2,426,379	2,426,379	0%	0%
Other assets	2,001,489	2,011,894	1,630,732	-1%	23%
Total assets	$ 57,656,892	$ 56,306,120	$ 54,261,093	2%	6%
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 12,665,002	$ 12,610,073	$ 10,181,252	0%	24%
Savings accounts	7,043,602	6,415,608	4,955,670	10%	42%
Certificates of deposit	9,614,298	10,330,680	14,142,212	-7%	-32%
Non-interest-bearing accounts	4,874,234	3,080,452	2,693,632	58%	81%
Total deposits	34,197,136	32,436,813	31,972,766	5%	7%
Borrowed funds:
Wholesale borrowings	15,102,661	15,427,661	14,277,661	-2%	6%
Junior subordinated debentures	360,362	360,259	359,961	0%	0%
Subordinated notes	295,764	295,624	295,205	0%	0%
Total borrowed funds	15,758,787	16,083,544	14,932,827	-2%	6%
Operating lease liabilities	262,169	266,846	281,853	-2%	-7%
Other liabilities	642,360	677,273	436,262	-5%	47%
Total liabilities	50,860,452	49,464,476	47,623,708	3%	7%
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070; 490,439,070;
and 490,439,070 shares issued; and 465,074,384; 463,901,808; and 466,360,703	4,904	4,904	4,904	0%	0%
shares outstanding, respectively)
Paid-in capital in excess of par	6,103,251	6,122,690	6,101,540	0%	0%
Retained earnings	552,566	494,229	344,344	12%	60%
Treasury stock, at cost (25,364,686; 26,537,262 and 24,078,367 shares, respectively)	(245,005)	(257,541)	(235,678)	-5%	4%
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(41,809)	66,880	12,740	-163%	-428%
Pension and post-retirement obligations, net of tax	(54,855)	(59,345)	(57,803)	-8%	-5%
Net unrealized loss on cash flow hedges, net of tax	(25,452)	(33,013)	(35,502)	-23%	-28%
Total accumulated other comprehensive loss, net of tax	(122,116)	(25,478)	(80,565)	379%	52%
Total shareholders' equity	6,796,440	6,841,644	6,637,385	-1%	2%
Total liabilities and shareholders' equity	$ 57,656,892	$ 56,306,120	$ 54,261,093	2%	6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

				March 31, 2021
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 383,430	$ 388,082	$ 391,911	-1%	-2%
Securities and money market investments	39,678	37,745	49,131	5%	-19%
Total interest income	423,108	425,827	441,042	-1%	-4%

Interest Expense:
Interest-bearing checking and money market accounts	8,652	8,988	28,564	-4%	-70%
Savings accounts	6,255	6,915	8,934	-10%	-30%
Certificates of deposit	18,471	28,143	79,555	-34%	-77%
Borrowed funds	72,071	73,864	79,522	-2%	-9%
Total interest expense	105,449	117,910	196,575	-11%	-46%
Net interest income	317,659	307,917	244,467	3%	30%
Provision for credit losses	3,569	11,036	20,601	-68%	-83%
Net interest income after provision for credit losses	314,090	296,881	223,866	6%	40%

Non-Interest Income:
Fee income	5,539	6,045	7,018	-8%	-21%
Bank-owned life insurance	6,890	7,292	7,389	-6%	-7%
Net (losses) gains on securities	(483)	128	534	-477%	-190%
Other income	2,461	1,568	1,958	57%	26%
Total non-interest income	14,407	15,033	16,899	-4%	-15%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,026	72,576	79,451	8%	-2%
Occupancy and equipment	21,481	22,876	17,875	-6%	20%
General and administrative	32,894	38,116	28,196	-14%	17%
Total non-interest expense	132,401	133,568	125,522	-1%	5%
Income before income taxes	196,096	178,346	115,243	10%	70%
Income tax expense (benefit)	50,500	(11,318)	14,915	-546%	239%
Net Income	145,596	189,664	100,328	-23%	45%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 137,389	$ 181,457	$ 92,121	-24%	49%

Basic earnings per common share	$ 0.29	$ 0.39	$ 0.20	-26%	45%
Diluted earnings per common share	$ 0.29	$ 0.39	$ 0.20	-26%	45%
Dividends per common share	$ 0.17	$ 0.17	$ 0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						March 31, 2021 compared to
	March 31,		December 31,		March 31,		December 31,		March 31,
	2021		2020		2020		2020		2020
(dollars in thousands)

Total Interest Income	$423,108		$425,827		$441,042		-1%		-4%

Prepayment Income:
Loans	$18,749		$19,530		$10,189		-4%		84%
Securities	921		1,337		348		-31%		165%
Total prepayment income	$19,670		$20,867		$10,537		-6%		87%

GAAP Net Interest Margin	2.48%		2.47%		2.01%		1	bp	47	bp
Less:
Prepayment income from loans	15	bp	16	bp	9	bp	-1	bp	6	bp
Prepayment income from securities	-		1		-		-1	bp	0	bp
Total prepayment income contribution
to net interest margin	15	bp	17	bp	9	bp	-2	bp	6	bp

Adjusted Net Interest Margin (non-GAAP)	2.33%		2.30%		1.92%		3	bp	41	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				March 31, 2021
	For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,465,831	$2,776,301	$1,417,219	-47%	3%
Commercial real estate	443,207	507,031	191,651	-13%	131%
One-to-four family residential	21,520	12,972	27,196	66%	-21%
Acquisition, development, and construction	6,622	10,347	4,908	-36%	35%
Total mortgage loans originated for investment	1,937,180	3,306,651	1,640,974	-41%	18%

Other Loans Originated for Investment:
Specialty Finance	541,494	447,086	957,393	21%	-43%
Other commercial and industrial	62,507	120,449	122,386	-48%	-49%
Other	1,137	1,402	925	-19%	23%
Total other loans originated for investment	605,138	568,937	1,080,704	6%	-44%
Total Loans Originated for Investment	$2,542,318	$3,875,588	$2,721,678	-34%	-7%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				March 31, 2021
	At or For the Three Months Ended			compared to
	March 31,	December 31,	March 31,	December 31,		March 31,
	2021	2020	2020	2020		2020
(in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$32,220,176	$32,261,123	$31,295,504	0%		3%
Percent of total held-for-investment loans	74.7%	75.2%	74.0%	(52)	bp	71	bp
Average principal balance	$6,596	$6,554	$6,408	1%		3%
Weighted average life (in years)	2.4	2.3	1.9	4%		26%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,030,532	$6,839,075	$7,037,363	3%		0%
Percent of total held-for-investment loans	16.3%	15.9%	16.6%	35	bp	-30	bp
Average principal balance	$6,977	$6,716	$6,645	4%		5%
Weighted average life (in years)	2.4	2.4	2.3	0%		4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				March 31, 2021
				compared to
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2021	2020	2020	2020	2020
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$ 9,888	$ 4,068	$ 4,242	143%	133%
Commercial real estate	11,573	12,142	16,101	-5%	-28%
One-to-four family residential	1,466	1,696	1,721	-14%	-15%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	22,927	17,906	22,064	28%	4%
Other non-accrual loans (1)	10,251	19,879	27,218	-48%	-62%
Total non-performing loans	33,178	37,785	49,282	-12%	-33%
Repossessed assets (2)	8,153	8,318	9,526	-2%	-14%
Total non-performing assets	$ 41,331	$ 46,103	$ 58,808	-10%	-30%

(1) Includes $10.1 million, $18.6 million and $22.9 million of non-accrual taxi medallion-related loans at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

(2) Includes $4.8 million, $6.5 million and $7.6 million of repossessed taxi medallions at March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	March 31,	December 31,	March 31,
	2021	2020	2020

Non-performing loans to total loans	0.08%	0.09%	0.12%

Non-performing assets to total assets	0.07	0.08	0.11

Allowance for losses on loans to non-performing loans	596.05	513.55	329.22

Allowance for losses on loans to total loans	0.46	0.45	0.38

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

	March 31,	December 31,	March 31,
	2021	2020	2020
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 961	$ 4,091	$ 2,679
Commercial real estate	19,371	9,989	97
One-to-four family residential	-	1,575	-
Acquisition, development, and construction	-	-	-
Other (1)	13	3	52
Total loans 30 to 89 days past due	$ 20,345	$ 15,658	$ 2,828

(1) Does not include any taxi medallion loans at the respective dates.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
(in thousands)
Charge-offs:
Multi-family	$ 658	$ -	$ -
Commercial real estate	-	1,870	-
One-to-four family residential	-	-	-
Acquisition, development, and
construction	-	-	-
Other (1)	3,666	4,908	10,385
Total charge-offs	$ 4,324	$ 6,778	$ 10,385

Recoveries:
Multi-family	$ -	$ -	$ -
Commercial real estate	-	(354)	-
One-to-four family residential	(18)	-	-
Acquisition, development, and
construction	(2)	(1)	(11)
Other (1)	(4,821)	(717)	(178)
Total recoveries	(4,841)	(1,072)	(189)

Net charge-offs (recoveries)	$ (517)	$ 5,706	$ 10,196

Net charge-offs to average loans (2)	0.00%	0.01%	0.02%

(1) Includes taxi medallion loans of $2.3 million, $3.3 million, and $6.7 million, respectively, or the three months ended March 31, 2021, December 31, 2020, and March 31, 2020
(2) Three months ended presented on a non-annualized basis.